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                                                                    Exhibit 99.1


                   Gap Inc. Reports May Sales Down 2 Percent;
                      Comparable Store Sales Down 9 Percent

SAN FRANCISCO -- June 6, 2002 -- Gap Inc. (NYSE-GPS) today reported sales of $995 million for the four-week period ended June 1, 2002, compared with sales of $1.0 billion for the same period ended June 2, 2001, which represents a 2 percent decrease. The company's comparable store sales for May 2002 were down 9 percent, compared to a 10 percent decrease in May 2001.

Comparable sales by division for May 2002 were as follows:

..    Gap Domestic: negative 15% versus negative 5% last year

..    Gap International: negative 20% versus negative 4% last year

..    Banana Republic: negative 1% versus negative 9% last year

..    Old Navy: negative 4% versus negative 16% last year

"Overall, sales exceeded our beginning of month expectations," said CFO Heidi Kunz. "We are pleased with the progress we've seen, especially in Old Navy and Banana Republic. Looking at the current month, we are up against more difficult comp comparisons, which needs to be considered when estimating June performance."

Year-to-date sales of $3.9 billion for the 17 weeks ended June 1, 2002 represent a decrease of 7 percent over sales of $4.2 billion for the same period ended June 2, 2001. The company's year-to-date comparable store sales decreased 16 percent compared to a decrease of 8 percent in the prior year.

As of June 1, 2002, Gap Inc. operated 4,249 store concepts compared to 3,881 store concepts last year, which represents an increase of 9 percent. The number of stores by location totaled 3,130 compared to 2,962 stores by location last year, which represents an increase of 6 percent.

For more detailed information, please call 800-GAP-NEWS to listen to Gap Inc.'s monthly sales recording. International callers may call (706) 634-4421.

Investor Relations:                                  Media Relations:
Michelle Weaver                                      Alan Marks
650-874-7780                                         415-427-6561


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Forward-Looking Statements

The information made available on this press release and recording contain certain forward-looking statements which reflect Gap Inc.'s current view of future events and financial performance. Wherever used, the words "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company's goods are manufactured and/or other factors that may be described in the company's annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.'s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.